EXHIBIT 10.24

NON-COMPETE AGREEMENT

     This Non-Compete Agreement (the “Agreement”), made this 21st day of December, 2001 (the “Effective Date”), is entered into by uDATE.COM, INC. (“uDate”), a Delaware corporation, and DUANE DAHL and CINDY DAHL (collectively the “Restricted Individuals”), individuals.

     WHEREAS, uDate and its subsidiaries and affiliates (collectively hereinafter, the “Company”) develop and use valuable technical and non-technical confidential and proprietary information which they desire to protect;

     WHEREAS, the Restricted Individuals received and were exposed to confidential and proprietary information of the Company during the course of the Restricted Individuals’ employment with uDate; and

     WHEREAS, the Restricted Individuals agree to be bound by the provisions and restrictions stated herein in exchange for the financial consideration to be provided by uDate; and

     WHEREAS, the parties acknowledge that the Company maintains all of its capital equipment and a significant portion of its operations within the State of New Jersey and that the State of New Jersey has the most significant contacts to the subject matter of this Agreement;

     NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the sufficiency of which is hereby acknowledged, uDate and the Restricted Individuals agree as follows:

     1.     Term. The term of this Agreement shall run from the Effective Date for a period of either fifteen (15) months (through and including March 31, 2003) or twenty-seven (27) months (through and including March 31, 2004) at uDate’s sole option and discretion. If uDate does not give notice to the Restricted Individuals of which option it will exercise by on or before the earlier of: (i) April 15, 2002; or (ii) within 48 hours after the closing or a Sale or Merger, as defined below, the Term shall default to a fifteen month term (payment of the consideration required pursuant to Sections 2(e) or 2(f) shall constitute adequate notice for these purposes).

     2.     Consideration. In exchange for the protections provided herein, uDate agrees to pay the Restricted Individuals the following consideration:

              (a)      First Payment – uDate shall pay $5,000.00 to the Restricted Individuals. Such payment shall be Initiated by uDate within 72 hours after execution of this Agreement by all parties.

              (b)      Second Payment – uDate shall pay $30,000.00 to the Restricted Individuals. Such payment shall be Initiated on the earlier of: (i) 48 hours after the closing of a Sale or Merger, as defined below; or (ii) January 14, 2002.

              (c)      Third Payment – uDate shall pay $30,000.00 to the Restricted Individuals. Such payment shall be Initiated on the earlier of: (i) 48 hours after the closing of a Sale or Merger, as defined below; or (ii) February 14, 2002.

              (d)      Fourth Payment – uDate shall pay $30,000.00 to the Restricted Individuals. Such payment shall be Initiated on the earlier of: (i) 48 hours after the closing of a Sale or Merger, as defined below; or (ii) March 14, 2002.

              (e)      Final Payment (Fifteen Month Option) – If uDate opts for a fifteen (15) month Term (or if the Agreement defaults to such Term pursuant to Section 1), uDate shall pay a final payment of $375,000.00 to the Restricted Individuals. Such payment shall be Initiated on the earlier of: (i) 48 hours after the closing of a Sale or Merger, as defined below; or (ii) April 15, 2002.

              (f)      Final Payment (Twenty-Seven Month Option) – If uDate opts for a twenty-seven (27) month Term, uDate shall pay a final payment of $500,000.00 to the Restricted Individuals. Such payment shall be Initiated on the earlier of: (i) 48 hours after the closing of a Sale or Merger, as defined below; or (ii) April 15, 2002. Payment under this section 2(f) shall be inclusive of the payment under Section 2(e) and, if payment is made under this section, no payment will be required under Section 2(e).

              (g)      “Sale or Merger” shall include any sale of all of the capital stock of the Company or sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions occurring after the Effective Date, unless, immediately following such transaction(s), the individuals and entities who were the beneficial owners of the Company’s voting capital stock immediately prior to the Effective Date, or any of them, own capital stock of the successor company allowing them to cast more than fifty percent (50%) of the votes that would be entitled to be cast in an election of directors of the successor company if such election were held immediately following such transaction(s).

              (h)      The Restricted Individuals agree that any payment required hereunder may be paid by the Company by wire transfer to the account of the Restricted Individuals specified on Exhibit A hereto. In the event of the death or long term incapacity of both Restricted Individuals, this Agreement shall be immediately terminated.

              (i)      “Initiated” shall mean that uDate has taken all actions reasonably necessary to commence a wire transfer.

     3.     Non-Compete, Non-Solicitation, Non-Interference. The Restricted Individuals shall not, during the Term, in the Geographic Territory (as such term is defined below), directly or indirectly, on his or her own behalf or on behalf of others:

              (a)      as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, promoter, sponsor, member, manager, investor, lender, consultant, or in any other capacity whatsoever (other than as the holder of an aggregate of not more than one percent (1%) of the total outstanding stock of a publicly held company), engage in the business of developing, producing, marketing, or selling products or rendering services which are directly or indirectly competitive with products or services developed or being developed, produced, marketed, sold, or rendered by the Company (including, but not limited to, internet-based dating, matchmaking, and “personals” services) on or before the Effective Date, or in any way otherwise compete with the businesses in which the Company operates or intends to operate as of the Effective Date; or

              (b)      recruit, solicit, or induce, or attempt to induce, any employee(s), contractor(s), or other business associate(s) of the Company to terminate their employment with, or otherwise cease their relationship with the Company, or hire or engage as an independent contractor, any person who is employed or otherwise engaged by the Company on the Effective Date or who was employed or otherwise engaged by the Company at December 1, 2001; or

              (c)      solicit, divert, or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers, business associates, or accounts, or prospective clients, customers, business associates, or accounts, of the Company which were contacted, solicited, or served by the Company during the twelve (12) month period prior to the Effective Date; or

              (d)      interfere with the Company’s relationships with its suppliers and other contractors, electronic and other publishers through which it advertises, and other persons and entities with which the Company does business, or disrupt or interfere in any way with any business relationship or prospective business relationship of which the Restricted Individuals (or either of them) are aware; or

              (e)      engage in any preparations, plans, or other actions designed to enable or assist him or her to take any action (whether during the Term or thereafter) which, if such action were to be taken during the Term, would violate any provision of this Section 3.

     4.     Proprietary and Confidential Information.

              (a)      The Restricted Individuals agree that all information, whether or not in writing, of a private, secret, or confidential nature concerning the Company’s business, business relationships, or financial affairs (collectively, “Proprietary Information”) is and shall remain the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include discoveries, inventions, products, product improvements, product enhancements, processes, methods, techniques, formulas, compositions, compounds, negotiation strategies and positions, projects, developments, plans (including business and marketing plans), research data, clinical data, financial data (including sales, costs, profits, and pricing methods), personnel data, computer programs (including software used pursuant to a license agreement), software (including all technology owned, developed or used by the Company), customer and supplier lists, contacts at or knowledge of customers or prospective customers of the Company, and contacts at or knowledge of persons or entities with which the Company does business or proposes to do business or enter into another business relationship. Without limiting the generality of the foregoing, the term “Proprietary Information” shall include all Proprietary Information and other private, secret, or confidential information concerning the Company of which Duane Dahl became aware in his capacity as a member of the Board of Directors of uDate. The Restricted Individuals will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes without written approval by an executive officer of the Company, either during or after the Term, unless and until such Proprietary Information has become public knowledge without fault by the Restricted Individuals.

              (b)      The Restricted Individuals agree that all files, documents, letters, memoranda, reports, records, data, sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Restricted Individuals or others, which shall come into his/her custody or possession, shall be and are the exclusive property of the Company. The Restricted Individuals represent that they have returned all materials containing Proprietary Information and copies thereof to Company. The Restricted Individuals further represent only other tangible property belonging to the Company that remains in their custody or possession is Duane Dahl’s desktop computer, which shall be delivered to the Company’s representative, Emily Armstrong, on Monday, December 24, 2001 at a mutually convenient location. The Company is aware of no additional tangible materials belonging to the Company that remain in the custody or possession of the Restricted Individuals.

              (c)      The Restricted Individuals agree that their obligation not to disclose or to use information and materials of the types set forth in subsections (a) and (b) above, and their obligation to return materials and tangible property, set forth in subsection (b) above, also extends to such types of information, materials, and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Restricted Individuals.

              (d)      The provisions of this Section 4 shall survive the Term of this Agreement.

     5.     Notice of Business Activities. The Restricted Individuals agree that during the Term they will give notice to the Board of Directors of the Company of each new business activity one or both of the Restricted Individuals plan to undertake, at least ten (10) business days prior to beginning any such activity. The notice shall state the name and address of the individual, corporation, partnership, limited liability company, association, or other entity or organization (“Entity”) for whom such activity is undertaken and the nature of the Restricted Individual’s business relationship and position with the Entity. The Restricted Individuals further agree to provide the Board of Directors of the Company with other pertinent information concerning such business activity as the Board of Directors of the Company may reasonably request in order to determine the Restricted Individual or Restricted Individuals’ continued compliance with their obligations under this Agreement. Notwithstanding the foregoing, notice under this section shall not be required for passive investment of an aggregate of 1% or less in a publicly held company.

     6.     Non-Disparagement. The Restricted Individuals understand and agree that as a condition for payment to them of the consideration described in Section 2, they shall not make any false, disparaging, or derogatory statements to any media outlet, industry group, financial institution, or current or former employee, consultant, client, or customer of the Company, or to any prospective client or customer of the Company or other person or entity with whom or with which the Company proposes to enter into a business relationship, regarding the Company or any of its directors, officers, employees, agents, or representatives or about the Company’s business affairs and financial condition.

     7.     Reasonable Scope. The Restricted Individuals agree that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Restricted Individuals to be reasonable for such purpose.

     8.     Enforcement.

              (a)      Injunctive Relief. The Restricted Individuals acknowledge and agree that a breach or threatened breach of the provisions of Sections 3, 4, 5, and/or 6 of this Agreement will result in immediate and irreparable harm to the Company, the amount of which will be extremely difficult to ascertain, and that the Company could not be reasonably or adequately compensated by damages in an action at law. For these reasons, the Company shall be entitled, to the extent permissible by law, to obtain immediate injunctive relief restraining the Restricted Individuals from conduct in breach or threatened breach of the covenants contained herein.

              (b)      Partial Invalidity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

              (c)      Enforcement By Affiliates. The Restricted Individuals agree that this Agreement may be enforced by the Company or any of its affiliates.

              (d)      Interpretation. If any restriction set forth in this Agreement is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities, or geographic area as to which it will be enforceable.

              (e)      Attorney Fees. In any action arising under or seeking to enforce or interpret this Agreement, the prevailing party or parties shall recover reasonable attorney fees and expenses from the party or parties that do not prevail.

     9.     No Waiver. No delay or omission by the Company or by the Restricted Individuals in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company or by the Restricted Individuals on any one occasion is effective only in that limited instance and will not be construed as a bar to or waiver of any right on any other occasion.

    10.     Entire Agreement; Restrictions Supplemental, Not Superseding; Other Agreements.

              (a)      Entire Agreement. Except as expressly stated herein to the contrary, this Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto. Notwithstanding the foregoing, to the extent the Restricted Individuals have signed any other agreement with the Company providing for restrictions on their activities, this Agreement shall supplement and not supersede any such other agreement and the Company will be afforded the greatest protections permitted pursuant to any such agreement and applicable law.

              (b)      Other Agreements. The parties recognize their rights and obligations under Duane Dahl’s Severance And Release Agreement, dated on or about October 5, 2001, the letter agreement for Duane Dahl from Martin Clifford dated on or about October 5, 2001, and Cindy Dahl’s letter and Severance And Release Agreement, dated on or about October 5, 2001. This also will clarify that on January 15, 2002, the Company will make the payment to Duane

Dahl that was required to be made on or about January 15, 2002. Nothing in this Agreement is intended to diminish or reduce the rights and obligations of the parties under the foregoing agreements. Finally, nothing in this Agreement is intended to diminish, reduce or otherwise alter the rights of the parties as regards the Restricted Individuals’ ownership of shares of uDate stock or as option holders of options to purchase uDate stock. The parties acknowledge that a breach by either of any of the obligations and agreements identified in this section 10(b) shall not constitute a breach under this Agreement.

     11.     Assignment. Provided uDate has first paid all due and owing payments pursuant to Section 2 hereof, uDate may assign this Agreement to any other corporation, individual, or entity which acquires (whether by purchase, merger, consolidation, or otherwise) any relevant portion of the business and/or assets of uDate, and any such corporation, individual, or entity may assign this Agreement to any other corporation, individual, or entity that acquires (whether by purchase, merger, consolidation, or otherwise) any relevant portion of such corporation’s, individual’s, or entity’s business and/or assets. Notwithstanding any assignment hereunder, uDate agrees to remain bound to make all payments which become due and owing before or after the date on which this Agreement is so assigned, although payment by a third party shall satisfy uDate’s payment obligations hereunder. If this Agreement is assigned hereunder, the Company will notify the Restricted Individuals of the name and address to whom reports under Section 5 shall be sent after the closing date of the transaction giving rise to the assignment.

     12.     Governing Law and Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey without regard to conflict of laws provisions. Any action or proceeding brought by a Restricted Individual based upon, arising out of, or related to this Agreement or the Restricted Individual’s employment with the Company shall be conducted exclusively in the Federal or State courts located in the State of New Jersey. With respect to any action or proceeding instituted by the Company based upon, arising out of, or related to this Agreement or a Restricted Individual’s employment with the Company, the Restricted Individuals irrevocably consent to the jurisdiction of any Federal or State court located in the State of New Jersey and waive any right to change or challenge venue of any such proceeding or action.

     13.     Geographic Territory. The parties acknowledge and agree (1) that uDate offers an internet-based service available to person worldwide, (2) that one of uDate’s competitive advantages is its geographic scope, and (3) that this Agreement is intended to cover any territory and all territories where the Company does business, has done business, or intended to do business on the last day of Duane Dahl’s employment with uDate. Accordingly, the term “Geographic Territory” shall mean any country anywhere in the world and all countries throughout the world.

     14.     Prohibitions Individual. Each of the provisions of this Agreement shall bind each of the Restricted Individuals individually as well as jointly. Without limiting the generality of the foregoing, neither Restricted Individual, directly or indirectly, on his or her own behalf or on behalf of others, may take any of the actions prohibited by Section 3.

     15.     Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience of reference only and shall not constitute a part of this Agreement.

     16.     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

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INENTIONALLY LEFT BLANK

     IN WITNESS WHEREOF, the Company and the Restricted Individuals caused this Agreement to be signed, all as of the date first written above.

uDATE.COM, INC.

By: /s/ Martin Clifford Name: Martin Clifford Title: Chief Operating Officer

/s/ Carol Greene WITNESS	/s/ Duane Dahl 12/21/01 DUANE DAHL, individually

/s/ Carol Greene WITNESS	/s/ Cindy Dahl 12/21/01 CINDY DAHL, individually